Exhibit 10.4

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), by and between InfoSpace, Inc. (the “Company”) and Eric M. Emans (“Employee”), is effective as of August 19, 2011, and amends the EMPLOYMENT AGREEMENT dated October 28, 2008, as amended by the 409A CORRECTIVE AMENDMENT TO EMPLOYMENT AGREEMENT, dated August 4, 2010, by and between the Company and Employee (the “Agreement”). All capitalized terms used but not defined in this Amendment shall have the meanings given those terms in the Agreement.

RECITAL

In connection with Employee’s promotion to the position of interim Chief Financial Officer and Treasurer of Company, Employee and Company desire to amend the Agreement to reflect this new position.

AGREEMENT

The Company and Employee hereby agree as follows:

1. Section 5(a) of the Agreement is amended to increase the annual base salary to $230,000.

2. Section 5(b) of the Agreement is amended to increase the amount of the annual performance bonus to not less than 60% of Employee’s then current base salary for the applicable fiscal year; provided, however, that with respect to fiscal year 2011 the increase in the annual percentage bonus shall be applied only to the portion of the year following the effective date of this Amendment, and to calculate the target bonus amount, the applicable bonus percentage shall be applied to Employee’s actual base salary for the relevant portion of the year.

3. On August 19, 2011, Employee will be granted 10,000 restricted stock units. This RSU grant shall be subject to the terms and conditions of the Notice of Grant of Restricted Stock Units, Restricted Stock Unit Agreement, and the 1996 Plan. Subject to the foregoing, approximately one-third (1/3) of the shares of this RSU grant shall vest on August 19, 2012, approximately one-third (1/3) shall vest on August 19, 2013, and the remaining amount shall vest on August 19, 2014, subject to Employee’s continued employment by the Company on the relevant vesting dates.

4. The following provisions shall apply if Employee is not named the Company’s permanent Chief Financial Officer by April 30, 2012:

(a) if Employee is offered and accepts the position of Chief Accounting Officer and Vice President, Finance, then the compensation changes set forth in Sections 1 and 2 of this Amendment will become permanent;

(b) if Employee is offered the position of Chief Accounting Officer and Vice President, Finance, and he rejects that offer and terminates his employment, upon the date of his termination, he will be entitled to a lump sum payment of $50,000 as additional compensation for the performance of the interim Chief Financial Officer duties (it being understood that the elimination of the additional duties that Employee assumed in his temporary role as interim Chief Financial Officer and Treasurer shall not constitute “Good Reason” as defined in Section 1(d)(i) of the Agreement); and

(c) if Employee is not offered the position of, or equivalent to, Chief Accounting Officer and Vice President, Finance by April 30, 2012, and he terminates his employment with the Company, he will be entitled to the severance benefits set forth in Section 6(b) (“Termination by the Company without Cause”) of the Agreement.

5. Except as otherwise set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect.

INFOSPACE, INC.		EMPLOYEE

By:	/s/ William J. Ruckelshaus	/s/ Eric M. Emans
Name:	William J. Ruckelshaus	Eric M. Emans
Title:	CEO